PROSPECTUS SUPPLEMENT
(To Prospectus dated June 2, 1997)


                Morgan Stanley, Dean Witter, Discover & Co.
                        Morgan Stanley Finance plc

                              DEBT SECURITIES
                       GUARANTEES OF DEBT SECURITIES
                              PREFERRED STOCK
                    PREFERRED STOCK PURCHASE CONTRACTS
                               CAPITAL UNITS

                               -------------


               As of May 31, 1997, Morgan Stanley Group Inc. ("Morgan Stanley") merged with and into Dean Witter, Discover & Co. ("Dean Witter Discover") (the "Merger"). Dean Witter Discover continued as the successor corporation and changed its name to Morgan Stanley, Dean Witter, Discover & Co. (the "Company").

               Prior to the Merger, Morgan Stanley issued from time to time contracts that required the holders thereof to purchase preferred stock of Morgan Stanley ("Purchase Contracts") on terms determined at the time of sale. Purchase Contracts issued by Morgan Stanley were issued together with debt securities (the "Debt Securities") of Morgan Stanley Finance plc ("MS plc"), an indirect wholly owned subsidiary of the Company (and formerly of Morgan Stanley), and full and unconditional guarantees of Morgan Stanley (the "Guarantees") in the form of units ("Capital Units").

               In connection with the Merger and immediately upon the effectiveness thereof, the Company assumed all of the obligations of Morgan Stanley under the Guarantees and the Purchase Contracts and, upon any acceleration of the Purchase Contracts, will issue one share of the preferred stock, par value $0.01 per share, of the Company (the "Preferred Stock"), having terms otherwise identical to those of the underlying Morgan Stanley preferred stock, for each share of Morgan Stanley preferred stock required to be delivered pursuant to the terms of the Purchase Contracts. The Debt Securities, Guarantees, Preferred Stock, Purchase Contracts and Capital Units are hereinafter referred to as the "Securities."

               Morgan Stanley & Co. Incorporated ("MS&Co."), Morgan Stanley & Co. International Limited ("MSIL"), Dean Witter Reynolds Inc. ("DWR") and Dean Witter International Ltd. ("DWIL") are wholly owned subsidiaries of the Company. This Prospectus Supplement and (i) the accompanying Prospectus of Morgan Stanley setting forth the general terms of the Securities, (ii) the accompanying Prospectus Supplement of Morgan Stanley setting forth the specific terms of the Securities and (iii) the accompanying Prospectus of the Company setting forth information about the Company, may be used by MS&Co., MSIL, DWR, DWIL and other affiliates of the Company to offer and sell previously issued Securities in connection with market-making transactions in the course of their businesses as broker-dealers. Sales of the Securities, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. MS&Co., MSIL, DWR, DWIL and such other affiliates may act as a principal or agent in such transactions. None of MS&Co., MSIL, DWR, DWIL or any such other affiliates are obligated to make a market and may discontinue any market-making activities at any time without notice.

                               ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
     OR THE ACCOMPANYING PROSPECTUSES AND PROSPECTUS SUPPLEMENTS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------

                        Morgan Stanley Dean Witter

June 2, 1997